Exhibit 10.12

English Translation

In-Store Network Operating Agreement

This In-Store Network Operating Agreement (“Agreement”) dated as of September 10th, 2007 (the “Effective Date”) is entered into by and between Shanghai CGEN Digital Media Network Company Limited (“CGEN”) on the one side, and referred to as “Advertiser” in this Agreement and Wal-Mart (China) Investment Company, Ltd., (The “Retailer”), as the agent of its affiliates listed in Exhibit E, on the other side. In consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:

WHEREAS, Advertiser operates in-store media networks and produces retail-based programming content that Advertiser distributes through such networks, and whereas, Advertiser has acquired the necessary governmental approvals and licenses for Advertiser’s business operation in compliance with governing law and jurisdiction of the People’s Republic of China (“China”); and

WHEREAS, Advertiser desires to cooperate with the affiliates of Retailer to operate in-store media networks and provide retail-based programming content for distribution through such networks with respect to the Wal-Mart Supercenters operated by Retailer’s affiliates that are listed on Exhibit A (the “Stores”); the existing two Neighborhood Markets operated by Retailer shall be included in this Agreement as “Stores”. Future Neighborhood Markets shall be included in this Agreement based on negotiation and only if the Parties reach mutual agreement on the terms with respect thereto. If the Retailer, during the Term of the Agreement, establishes new affiliates or its affiliate open new Store, this Agreement shall be automatically governing these newly established affiliate or opened Store, upon prior notice to the Advertiser by the Retailer.

WHEREAS, each of the affiliates of the Retailer desires to cooperate with Advertiser to operate in-store media networks and to produce retail-based programming content for distribution through such networks in the Stores; therefore, have granted Wal-Mart China Investment Company, Ltd. to represent them as their agent in negotiating, signing, and executing all terms in the Agreement and its Exhibits ;

WHEREAS, Agent is assigned and authorized by each of the Retailer entities as their representative and agent in executing the Agreement herein, this Agreement will be binding upon each of the Retailer entities. Any rights, obligation or responsibilities subject

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to any terms and conditions of this Agreement and/or appendix hereto shall be belong to each of the affiliates of the Retailer. Advertiser shall not claim any rights or damages from the Retailer based on this Agreement or any attachment hereto, except in the case that of one or more affiliates of the Retailer disputes the Agent’s authority to bind such affiliate as set forth in this Agreement.

NOW THEREFORE, based on the mutual covenants and premises set forth herein, the parties agree as follows:

1. Advertiser System.

a.

Subject to the terms and conditions of this agreement, Retailer hereby authorizes Advertiser to install a network of electronic displays (“Advertiser System”) in the stores listed in and according to the schedule specified in Exhibit A (“Store(s)”). Advertiser shall, by December 31, 2007, complete the installation of Advertiser System in the 85 existing Stores and 15 Stores (the number of the actual Stores may differ) to be opened by December 31, 2007, pursuant to an Installation Plan to be set forth on Exhibit A. For any Store which is opened to public in excess of the above mentioned 100 Stores and to be installed with the System, Retailer shall notify Advertiser one (1)month in advance of such Store being opened to the public. Advertiser shall complete the installation one (1) week prior to the first day on which such Store is opened to the public, and the Annual Minimum Rental Fee for such Stores shall start accruing on the 15th of the month it is first opened to the public and be paid pursuant to Section 5. Advertiser and Retailer agree that, to the extent possible, the Advertiser System shall be installed in a Store during hours in which such Store is closed to the public and such installation and maintenance shall not cause any material disruption to Store normal business operation. Exhibit A may be amended from time to time to include additional stores to be installed (“Additional Stores”), subject to the written agreement of the parties on the stores and schedule for such installations.

b.	In the event that the completion of the installation of a Store shall be later than agreed to above due the reason caused by Advertiser, the Advertiser’s obligation to pay relevant Annual Minimum Rental Fee for such Store pursuant to Section 5 shall remain the same.

c.	At Advertiser’s request, Retailer shall provide Advertiser with Store layouts and other information relevant to installation of the Advertiser System in the Stores. Retailer shall provide any other information or documentation reasonably requested by Advertiser to enable Advertiser to perform its obligations hereunder.

d.	Retailer hereby authorizes Advertiser to install the Advertiser System in the Stores under this Agreement. The initial configuration of the Advertiser System includes a maximum of 40 electronic displays in maximum 40 areas including main aisles, departments, checkout lanes, endcaps, shelves and escalators of the Stores, the number of displays and areas for each Store shall be set forth on Exhibit A. With prior confirmation to Retailer, Advertiser has the right to defer installation in certain areas, which shall not affect the Annual Minimum Rental Fee payment that Retailer is entitled to under Section 5. Payments. The components of the Advertiser System are generally described in Exhibit B. Advertiser shall be responsible for acquisition of the components for the Advertiser System. The parties agree that the risk of loss and/or damage with respect to the Advertiser System will remain in Advertiser’s responsibility even upon delivery of the Advertiser System to Retailer, unless loss and damage are caused by Retailer’s material fault or negligence. Retailer will promptly reimburse Advertiser for any damage to or loss of the Advertiser System caused by Retailer’s fault or negligence.

e.	Advertiser shall be responsible for the installation and maintenance of the Advertiser System. Advertiser shall, at its own expense, acquire from governmental administrations the necessary governmental rights, approvals, licenses and other clearance necessary for the installation and maintenance of the Advertiser Systems in the Stores.

f.	Retailer will inform Advertiser at least one (1) month prior to any operation with respect to Store remodels, relocations, and closings. Advertiser will cooperate with Retailer, as mutually agreed, in any de-install and/or re-install of any Advertiser System in connection with Store remodels, relocations and closings. In event that the Programming on the Advertiser System is not displayed for more than three days (not including 3 days) due to a Store remodel, relocation or closure, calculated on a Store by Store basis, Retailer agrees that Advertiser shall be entitled to deduct a pro rata amount from the Annual Minimum Rental Fee for such Store based on the number of non operating days and number of non-operating displays from the next Annual Minimum Rental Fee payment. In the event that such remodel, relocation or closure occurring in the last year of the Term of the Agreement, Retailer shall refund such amount to Advertiser within 7 days following the termination date of the Agreement. Except as set forth above and as otherwise specified in this Agreement, Retailer will not be responsible for the costs of any de-install and/or re-install of any Advertiser System in connection with Store remodels, relocations and closings.

g.

Advertiser shall comply with Retailer’s policies with respect to Store entry of the supplier, safety and protection, and, upon prior consent of the Retailer, be responsible, at its expense, for providing, or arranging for a third party to provide, equipment maintenance to address operational issues involving the Advertiser System. Retailer will allow Advertiser personnel, or Advertiser’s designated service provider’s personnel, to enter the Stores during normal store operating hours (i) to install and maintain the Advertiser System and (ii) to observe and record via photograph, video or otherwise the operation of the Advertiser System. The maintenance shall be in compliance with Retailer Policies and shall comply with the requirements of Section 1.d. Advertiser shall be responsible for any damage or harm to the Advertiser and Retailer’s property or person caused by Advertiser or its personnel in the performance of maintenance on the Advertiser System. Retailer shall not be liable for any damage to property or person of the Advertiser or any other third party caused by customers of the Store.

h.	Retailer, shall (i) provide a reasonable secure environment for the media server and player components of the Advertiser System, (ii) provide normal electrical power for the Advertiser System, including without limitation, sufficient electrical supply for such at the locations designated for components of the Advertiser System, and ensure that such power is adequate to operate the Advertiser System as contemplated hereby (including, without limitation, adequate power supply for the Communication System (as defined below) between Advertiser and each Store, electronic displays and other network equipment installed in the Stores). Retailer shall pay for the electrical power. Advertiser shall pay for the electrical supply accessories, such as wire, plugs or switches for the electrical power. Retailer shall not be responsible for any electrical power disruption as a result of acts of God or force majeure, including without limitation typhoon, governmental action, Retailer agrees to inform Advertiser within four (4) business hours following such power disruption, and (iii) cooperate and cause each Store to cooperate with Advertiser’s installation and support staff. Retailer shall not, and shall not permit any third party to, obstruct, obscure or deface, or affix, hang, tie or attach anything to, any of the equipment, in particular the displays, that is part of the Advertiser System. Advertiser shall be responsible for the application of the ADSL for network system, and at its cost the installation and usage of the ADSL.

i.	Subject to the terms and conditions of this Agreement, Advertiser grants to Retailer a non-transferable, temporary, non-exclusive license to use Advertiser’s intellectual property embodied in the Advertiser System solely and exclusively as necessary for the display by Retailer of the Program via the Advertiser Systems in the Stores as contemplated by and during the term of this Agreement. Retailer shall not otherwise use the Advertiser System or any portion thereof. Under no circumstances may Retailer (i) reproduce, distribute or otherwise transfer the Advertiser System, in whole or in part; (ii) modify, prepare derivative works of, reverse engineer, disassemble or decompile the Advertiser System, in whole or in part; or (iii) sublicense, rent, lease, delegate or otherwise transfer Retailer’s rights in or license to the Advertiser System.

2. Programs and Program Updates

a.	Advertiser will produce and transmit to the Programming content (the “Program”), as further described in Exhibit C attached hereto and incorporated by this reference, for display on the Advertiser System via the monitors installed in the designated areas of the Stores. The Program shall be in compliance with governing law and regulations in China. (Specifically, Retailer shall be responsible for compliance of Retailer Content, Advertiser shall be responsible for compliance of the Program other than the Retailer Content.) Prior to display or distribution, the portions of the Program including the following contents shall be reviewed and approved by Agent’s Marketing department:1) the content is not related to goods in any of the Stores, 2) the content includes Retailer’s name or/and logo (provided that this shall not apply to content that is simply overlaid or framed with Retailer’s name or/and logo so long as such overlayment or framing has been approved by Agent’s Marketing department); 3) the content is co-produced by Advertiser and Retailer. Retailer agrees to inform Advertiser within 48 hours the Program review opinion and approval or rejection, if Retailer fails to inform Advertiser of rejection within such time period, the Program is considered as reviewed and approved. Except the content proved being in competition with Retailer’s business, Retailer shall not refuse to approve the Program. Retailer has the right not to approve any content with Retailer’s name or/and logo (provided that this shall not apply to content that is simply overlaid or framed with Retailer’s name or/and logo so long as such overlayment or framing has been approved by Agent). Advertiser will be responsible for the costs it incurs with respect to the production and delivery of the Program, excluding Retailer Content. If Retailer provides any Retailer Content, Retailer shall be responsible for all costs associated therewith. The Program will be developed in accordance with Advertiser’s then current programming standards. Periodically, Advertiser will produce updated versions of the Program (the “Program Updates”); and 4) The advertising displayed in the Program by the Advertiser shall not exceed one (1) minute for each hour.

b.	Subject to the terms and conditions of this Agreement, Advertiser grants to Retailer a non-transferable, personal, temporary, non-exclusive license under Advertiser’s rights in the Program solely and exclusively to display the Program provided by Advertiser on the Advertiser System monitors located in the designated areas of the Stores during the time periods designated by Advertiser for such update of the Program. Under no circumstances may Retailer (i) distribute or otherwise transfer the Program, in whole or in part; (ii) modify or prepare derivative works of the Program, in whole or in part; or (iii) sublicense or otherwise transfer Retailer’s rights in or license to the Program; or (iv) use or otherwise exploit the Program other than as specifically licensed hereunder.

c.

Retailer shall use commercially reasonable efforts to support Advertiser’s efforts to sell advertising to be included in the Program through the following means: (i) using best efforts to cooperate with Advertiser to ensure that Retailer’s merchandising, marketing and operating personnel are kept informed of the objectives and capabilities of the Advertiser System; (ii) communicating support of the Advertiser System when contacted by third parties, including prospective advertisers; (iii) the proactive support of Advertiser’s sale of advertising by Retailer’s senior and mid-level management by participating in periodic presentations to targeted, prospective advertisers and accepting reference calls; and (iv) allowing Advertiser or its designees to perform in-store research, including viewership surveys and studies, provided that such operations shall not cause material disruption to Retailer’s normal business operation; and (v) Advertiser shall provide related training to Retailer.

d.	Retailer hereby grants to Advertiser a non-exclusive, non-transferable, royalty-free license to reproduce, display and use Retailer’s name and logo when promoting or marketing or selling advertising for, the Advertiser System and/or the Program during the Term, provided that Advertiser complies with any written guidelines and specifications provided by Retailer to Advertiser in advance.

e.	Retailer shall ensure that all Stores broadcast the Program on the Advertiser System in compliance with Advertiser’s Network Operation Guidelines as set forth on Exhibit D attached hereto, and that Retailer’s personnel do not tamper with, modify or adjust the Advertiser System in any way, absent Advertiser’s written approval.

f.	Advertiser shall ensure keeping the system sound volume from unpleasant impact on the shopping environment in store, and shall adjust timely the sound volume in line with each Store’s request, provided however that, Retailer hereby agrees that the system sound volume shall be in a reasonable level in order to gain shoppers’ attention and that the Program is audible to shoppers.

g.	Advertiser is not authorized to broadcast through the Advertiser System any advertisement for Retailer’s competitors. The Retailer’s competitors are other supermarkets, shopping centers, convenience stores, department stores, and brand’s store which are not the affiliates of Agent.

3. Store Compliance

Retailer hereby authorizes Advertiser or its representatives or its outsourced personnel to make reasonable and regular inspections in the Stores to determine the condition of the Advertiser System and to confirm Retailer’s compliance with the obligations set forth in this Agreement (the “Inspections”). The Inspections shall occur during normal business hours and shall not cause material disruption to Retailer’s normal business operation.

4. Reporting

a.	During normal business hours, Retailer agrees to notify Advertiser within 2 hours in the event the Advertiser System in any Store fails to function properly and/or is damaged. (In case the Advertiser System fails to function properly and/or is damaged outside of normal business hours, Retailer shall notify Advertiser within 2 hours following the opening of store. Advertiser shall respond to the notice within 2 business hours, and thereafter shall notify Retailer of the confirmed cause of the problem and an estimated timeframe for resolution. Retailer shall provide Advertiser all necessary information and assistance to allow Advertiser to perform its obligations hereunder.

b.	To support Advertiser’s advertising sales process, Retailer shall provide Advertiser with a report indicating, for each Store, the Store traffic (shall mean actual transaction) during each calendar quarter.

5. Payments

a.

Annual Minimum Rental Fee: Advertiser shall pay to Retailer an annual minimum rental fee for each Store listed in Exhibit A, the amount of “Annual Minimum Rental Fee” is [****]*over three years (unless otherwise specified in Article 5.b). The rental date & the calculation method for any Stores added to Exhibit A shall be subject to Section 5.b, 5.c and 5.d.

b.

The initial rental term for the first 100 stores (85 existing stores and 15 new stores planned to be in operation by 31st, December, 2007): (1) for any Stores opened prior to November 1, 2007, from November 1, 2007: (2) for any Stores opened after November 1, 2007, from opening date, through December 31, 2008. [****]* In the event that the completion of the installation of a Store in the first 100 stores shall be delayed beyond December 31, 2007, due to reasons caused by the Retailer, the Retailer shall return to the Advertiser the portion of the Annual Minimum Rental Fee equal in proportion to the percentage that the days of delay are of a calendar year, or Advertiser shall be entitled to deduct such amount from the next year’s Annual Minimum Rental Fee.

c.

For any Store in excess of the first 100 stores, opened by December 31st, 2007, the rental shall start accruing on the 15th of the month when it is first opened to the public. The advertiser shall pay upfront the rental through December 31, 2008 on or before the 22nd of the month when it is first opened to the public.

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

d.	Payment of first Annual Minimum Rental Fee for new Stores:

For any Store (in excess of the first 100 Stores) opened to the public after 1st, January, 2008, the Annual Minimum Rental fee shall begin accruing on the 15th of the month when the Store is first open to the public, and shall be calculated up to the 31st, December. The payment shall be made on or before 22nd of the month when the Store is first open to public.

e.

Payment of Annual Minimum Rental Fee after first payment for Stores under subclause b. c. or d above: All subsequent Annual Minimum Rental Fees for the Stores shall be paid upfront yearly and no later than December 31 of the previous year. The Annual Minimum Rental Fee for the year of 2009 for the Store opened prior to January 1st, 2009 shall be paid by December 31st, 2008. The Annual Minimum Rental Fee for the year of 2010 for the Store opened prior to January 1st, 2010 shall be paid by December 31st, 2009. The Annual Minimum Rental Fee for the year of 2011 for the Store opened prior to January 1st, 2011 shall be paid by December 31st, 2010. The Annual Minimum Rental Fee for the year of 2012 for the Store opened prior to January 1st, 2012 shall be paid by December 31st, 2011. The Annual Minimum Rental Fee for the year of 2013 for the Store opened prior to January 1st, 2013 shall be paid by December 31st, 2012.

For Stores whose three year term will have expired in 2010, 2011, 2012 and 2013 and not renewed, their annual rental fees shall be calculated pro rata to the remaining months (partial months calculated as  1/2 of a month).

Advertiser shall be liable for a daily penalty at a rate of zero point zero four percent (0.04%) of overdue rental fee from the date it is due if Advertiser fails to pay as stated aforesaid.

f.

Variable Rental Fee: Advertiser shall pay to the Retailer an amount equal to [****]* of Adjusted Net Revenue of in-store TV network of the Retailer less the Annual Minimum Rental Fee for such year, calculated annually, but only if such an amount is positive, starting from January 1, 2008. “Adjusted Net Revenue” means

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Advertiser’s earned and collected net revenue (after business tax and agency commission) from third parties for the purchase of advertising placements in the Program for each year (i.e. January 1 – December 31). The revenue share due for each year shall be payable within 30 days after December 31 of the applicable year. Retailer reserves the right, at Retailer’s expense, to have an independent public accounting firm reasonably acceptable to both Retailer and Advertiser conduct an annual audit to verify the amount of collected net revenue, at Retailer’s expense, upon at least ten (10) days prior written notice to Advertiser, during normal business hours and without material disruption to Advertiser’s business operations. In case that the audit discovers that the amount of Adjusted Net Revenue was incorrectly reported by Advertiser resulting in a shortfall in payment of revenue share in excess of the greater of 5%, Advertiser will be required to reimburse Retailer for the reasonable costs of the audit. In the event that the Agreement shall be terminated before December 31 in a calendar year, Advertiser shall pay Retailer within 1 month from the termination of Agreement the amount of Variable Rental Fee calculated on the base of Adjusted Net Revenue realized during the partial year ending on the termination date. Retailer has the right to conduct an audit on the paid Variable Rental Fee in February of the following year. Advertiser shall reimburse Retailer the shortfall in payment which is audited and detected through the audit.

g.	Currency; Taxes. All payments under this Agreement will be made in RMB (Ren Min Bi). Advertiser and Retailer shall respectively pay all applicable taxes in compliance with governing taxation rules and regulations.

6. Ownership of the Program, Program Updates, and Advertiser System

a.	Advertiser shall retain and own all right, title and interest in and to the Advertiser System, the Program and Program Updates and Advertiser’s logos and copyrights, and any and all intellectual property rights therein and thereto are and shall remain Advertiser’s sole and exclusive property.

b.	Advertiser and its licensors reserve all rights not specifically granted to Retailer herein.

7. Ownership of Retailer Content and Retailer Marks

The Retailer Content and Intellectual Property are and shall remain Retailer’s sole and exclusive property, subject only to the licenses granted to Advertiser under this Agreement.

8. Confidentiality

A.	CONFIDENTIAL INFORMATION. THE PARTIES ACKNOWLEDGE THAT BY REASON OF THEIR RELATIONSHIP TO EACH OTHER HEREUNDER, EACH SHALL HAVE ACCESS TO CERTAIN INFORMATION AND MATERIALS CONCERNING THE OTHER’S BUSINESS PLANS, TECHNOLOGY, MARKETING PLANS (INCLUDING, BUT NOT LIMITED TO, IN-STORE PROMOTIONS) AND PRODUCTS THAT ARE CONFIDENTIAL AND OF SUBSTANTIAL VALUE TO THAT OTHER PARTY, WHICH VALUE WOULD BE IMPAIRED IF SUCH INFORMATION WERE DISCLOSED TO THIRD PARTIES, OR WHICH INFORMATION AND MATERIALS ARE MARKED AS “CONFIDENTIAL”, “PROPRIETARY” OR OTHER SIMILAR DESIGNATION (“CONFIDENTIAL INFORMATION”).

B.	OBLIGATIONS OF NON-USE AND NON-DISCLOSURE. EACH PARTY AGREES THAT IT SHALL NEITHER USE FOR ITS OWN BENEFIT OR THE BENEFIT OF ANY THIRD PARTY, EXCEPT AS EXPRESSLY PERMITTED BY THIS AGREEMENT, NOR DISCLOSE TO ANY THIRD PARTY, ANY CONFIDENTIAL INFORMATION REVEALED TO IT BY THE OTHER PARTY AND SHALL TAKE EVERY REASONABLE PRECAUTION TO PROTECT THE CONFIDENTIALITY OF SUCH CONFIDENTIAL INFORMATION. THE PARTIES AGREE NOT TO DISCLOSE ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT TO ANY THIRD PARTY EXCEPT: (I) AS REQUIRED BY ANY COURT OR OTHER GOVERNMENTAL BODY OR AS OTHERWISE REQUIRED BY LAW, INCLUDING, IN ORDER TO COMPLY WITH DISCLOSURE REQUIREMENTS UNDER APPLICABLE SECURITIES LAW; (II) TO LEGAL COUNSEL OF THE PARTIES, ACCOUNTANTS, AND OTHER PROFESSIONAL ADVISORS WHO ARE UNDER AN OBLIGATION OF CONFIDENTIALITY; (III) IN CONNECTION WITH THE ENFORCEMENT OF THIS AGREEMENT OR RIGHTS UNDER THIS AGREEMENT; OR (IV) IN CONFIDENCE, IN CONNECTION WITH AN ACTUAL OR PROSPECTIVE FINANCING, MERGER OR ACQUISITION OR SIMILAR TRANSACTION. ADVERTISER SHALL HAVE THE RIGHT TO DISCLOSE THIS AGREEMENT TO PRN CORPORATION.

c.	Exceptions. Information shall not be deemed Confidential Information hereunder if such information: (i) is known to the recipient on the Effective Date of this Agreement directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) hereafter becomes known (independently of disclosure by the disclosing party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes public domain, except through a breach of this Agreement by the recipient; or (iv) was independently developed by the recipient without use of or reference to the disclosing party’s Confidential Information.

d.	Each party shall obtain the approval from the other party prior to any press release or public announcement of information specific to the Agreement. (This does not include public disclosures required under applicable law.)

9. Representations and Warranties

a.	Advertiser’s Representations and Warranties. Advertiser represents and warrants that, except as to the Retailer Content, Advertiser shall either (i) acquire the necessary rights, licenses, approvals, releases, promotion and publicity rights, and other clearances necessary (including the payment of royalty fees and other fees where necessary), or (ii) require the party providing the content to be responsible for procuring and maintaining, at their sole cost and expense, all necessary rights, licenses, approvals, releases, promotion and publicity rights, and other clearances and permissions necessary (including the payment of royalty fees and other fees where necessary), in either case, for the display of the Program on the Advertiser System in Stores pursuant to Section 2.b.

b.	Retailer’s Representations and Warranties. Retailer represents and warrants that: (i) Advertiser’s exercise of the rights granted to Advertiser in the Retailer Content pursuant to Paragraph 2.e will not violate any law or infringe upon or violate any rights of intellectual property rights of any third party; (ii) Retailer has all right, title and interest in the Retailer Content to authorize and entitle Advertiser to use the Retailer Content in the Program in the manner provided herein; and (iii) all necessary rights, licenses, approvals, releases, promotion and publicity rights, and other clearances and permissions for the public display, public performance, broadcast, transmission, publication, copying, editing, distribution and use by Advertiser of the Retailer Content have been or will be obtained by Retailer and all fees, including licenses and royalties, or other charges applicable thereto have been or will be fully paid by Retailer.

c.	Except as defined in 9.a and 9.b, each of advertiser and retailer disclaim all other representations or warranties of any kind whether express or implied (either in fact or by operation of law) with respect to the advertiser system, programs and/or retailer content, including all implied warranties of non-infringement, merchantability or fitness for a particular purpose. Advertiser does not warrant that the advertiser system will be error-free or that operation of the advertiser system will be secure or uninterrupted.

10. Defense and Indemnification

a.	By Advertiser. To the fullest extent permitted by law, Advertiser shall, at its own expense, defend Retailer and its directors, officers, employees and agents (each a “Retailer Indemnitee”) from and against any third party claim, demand, suit, cause of action or proceeding arising out of any breach of any representation or warranty made by Advertiser and Advertiser’s designated service providers in this Agreement, whether actual or alleged (the “Claims Against Retailer”). Advertiser, at its own expense, shall indemnify and hold harmless each of the Retailer Indemnitees from and against any and all damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements, arising out of the Claims Against Retailer.

b.	By Retailer. To the fullest extent permitted by law, Retailer shall, at its own expense, defend Advertiser and its directors, officers, employees and agents (each a “Advertiser Indemnitee”) from and against any third party claim, demand, suit, cause of action or proceeding arising out of any breach of any representation or warranty made by Retailer or any Retailer Affiliate(s) under this Agreement, whether actual or alleged (collectively, the “Claims Against Advertiser”). Retailer, at its own expense, shall indemnify and hold harmless each of the Advertiser Indemnitees from and against any and all damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements, arising out of the Claims Against Advertiser.

c.	Indemnification Conditions. The respective obligations of Retailer and Advertiser to provide indemnification under this Agreement (the “Indemnifying Party”) shall be contingent upon the Retailer Indemnitee or Advertiser Indemnitee (i) providing the Indemnifying Party the right to control and direct the investigation, preparation, defense and settlement of each such claim, provided that such claim shall not be settled without the Indemnitee’s written consent which consent shall not be unreasonably withheld or delayed; (ii) fully cooperating with the Indemnifying Party in connection with the foregoing at the Indemnifying Party’s expense; and (iii) giving the Indemnifying Party prompt notice of any such claim.

11. Term

This Agreement shall commence as of September 10th, 2007, and unless extended or terminated earlier, shall continue in effect until 31st, October, 2010 (the “Term”) for each Store opened prior to December 31st, 2007. For Store in excess of the first 100 stores, the Term shall be three (3) years from the date their respective rental start accruing. After the termination/expiration of the Agreement, if Retailer continues to be engaged in negotiations with multiple potential partners for cooperation contemplated under this agreement to operate in-store TV network, Retailer shall give preference to the Advertiser if same conditions are offered by these potential partners, provided Advertiser shall not have any breach during the Term jeopardizing the relationship between Retailer and Advertiser.

12. Termination

a.	In the event of a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon thirty (30) days’ prior written notice to the breaching party, during which period the breaching party may attempt to cure the breach (the “Cure Period”). If the breaching party cures the breach within the Cure Period, then the Agreement shall remain in full force and effect. If the breaching party fails to cure the breach within the Cure Period, the non-breaching party may terminate this Agreement immediately by giving the other party written notice of termination.

b.

Retailer has the right to terminate, without any obligations except as set forth herein, this Agreement as to new stores after the 10th of September, 2009 upon written notice to Advertiser at least sixty (60) days in advance. This Agreement will have no effect on any new store which is opened after the effective date (after sixty (60) days from the notice from Retailer) of such earlier termination. Both parties hereby agree, however, that such termination shall not affect the Agreement as to the Stores actually installed prior to such termination date.

c.	Retailer and Advertiser will review the business model described herein 6 months prior to the end of the Term of this agreement to determine the feasibility of new business model.

d.	In the event that the Annual Minimum Rental fee is paid for periods occurring after the termination date of this Agreement, Retailer shall reimburse Advertiser the portion of the Annual Minimum Rental fee allocable to the number days remaining in the periods for which such fee was paid within 7 days following the termination of this agreement.

e.	Upon expiration or termination of this Agreement, all licenses granted under this Agreement shall terminate, and Advertiser shall have Sixty (60) days to remove the Advertiser System from the Stores. In the event that Advertiser does not remove all equipment within Sixty (60) days after termination and the delay is not caused by the Retailer, the equipment will be considered abandoned and, after providing reasonable notice to Advertiser, title to such equipment will pass to Retailer. Advertiser shall remain the owner of any equipment which is refused by Retailer, and shall be responsible for any expenses associated with such equipment’s de-install, except as otherwise specifically provided in this Agreement.

f.	Notwithstanding the above, any delay or failure of either party to perform hereunder as a result of acts of God or force majeure, including, without limitation, legal prohibition, governmental action or other action beyond the reasonable control of either party shall not constitute a material breach of this Agreement.

13. Exclusivity

Advertiser shall be the exclusive operator of and provider of programming to all electronic displays showing advertisement and product programs, in all Stores operated by Retailer, subject to expiration or termination of other commitment existing at the Effective Date. Retailer retains the rights to use five (5) TVs as one of communication media for temporary overall marketing for single supplier. These activities shall be in a specific promotion area in the Stores and managed by Retailer. Program displayed on TV for sale in electronics area of the Store shall be operated by the Retailer itself.

14. Notices

All notices, consents, waivers or other communications given under this Agreement shall be in writing, and given by overnight delivery (by a nationally recognized overnight courier service), personal delivery or by registered or certified mail with postage prepaid and return receipt requested, at the respective addresses of Advertiser and Retailer as set forth below or at the most current address as may be supplied by such party to the other for notice.

If to Advertiser:

Shanghai CGEN Digital Media Network Company Limited

And

PRN Corporation

600 Harrison Street, 4th Floor

San Francisco, CA 94107

USA

Attention: Legal Affairs

If to Retailer:

With a copy to:

Such notices shall be deemed to have been given upon three (3) business days after being deposited in the mail. Such notices, if sent by overnight mail, shall be deemed to have been given one day after being sent. Such notices, if delivered in person, shall be deemed to have been given upon receipt by the other party.

15. Legal Relationship

The parties’ relationship is that of independent contractors, and neither party is an agent or partner of the other. Neither party does or will have, and will not represent to any third party that it has, any authority to act on behalf of the other.

16. Assignment

Unless otherwise specified herein, this Agreement may not be assigned by Advertiser or Retailer without first obtaining the other party’s prior written consent. Notwithstanding the above, no consent shall be necessary for either Party to assign this Agreement to an affiliated entity or corporation operating in China This Agreement will be binding upon the parties hereto, and their successors and permitted assigns.

If Advertiser is to assign this agreement or transfer assets under this Agreement, it shall pay any expenses or taxes arising out of the assignment of this Agreement or transfer of assets.

The parties acknowledge that Advertiser has established a joint venture with PRN Corporation (or its designated corporate affiliate) and thereafter are establishing a PRC subsidiary of the joint venture. This Agreement shall be considered to be automatically assigned by Advertiser to the PRC subsidiary upon receipt of the written notice by Retailer from Advertiser and without the need to obtain Retailer’s consent in that respect. The PRC subsidiary shall automatically succeed to Advertiser in its rights and obligations herein.

17. Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China. Any dispute or claim arising from, out of or in connection with this Agreement, or breach, termination or voidness shall be settled by the competent court where Retailer is registered, i.e. Shenzhen, Guangdong province, China.

20. Remedies

The parties’ rights and remedies under this Agreement are cumulative and not exclusive. If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

18. Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter described herein and supersedes all previous negotiations, commitments and writings related thereto. This Agreement can only be modified by an instrument in writing signed by an authorized representative of Advertiser and Retailer. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect, and the parties will negotiate in good faith a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

19. Waivers

All waivers must be in writing. Any waiver or failure to enforce any provision,

condition or requirement of this Agreement by either party on one occasion will not be deemed a present or future waiver of that (but mere tolerance), or any other provision, condition or requirement on any other occasion, nor in any way affect the validity of either party to enforce each and every such provision, condition, or requirement thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

20. Construction

The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, unless otherwise specified, the word “including” means “including but not limited to.”

21. Counterparts

This Agreement shall be executed in three Originals, of which each Party shall hold one. PRN Corporation, as a partner with the Advertiser in a Joint Venture succeeding this Agreement, shall hold one.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement in Shenzhen, China, as of the Effective Date set forth above.

WAL-MART CHINA INVESTMENT CO. LTD

By:	/s/
Signature of Authorized Representative

SHANGHAI CGEN DIGITAL MEDIA NETWORK CO., LTD.

By:	/s/
Signature of Mr. Mei Lijun
Title:	Authorized Representative

Exhibit A

List of Stores and Store Contacts and Installation Schedule

(85 existing stores)

Exhibit B

Advertiser System

The Advertiser System includes the following components for the delivery of an in-store network*.

Media Server: media server to be located in each store to be used for managing and distributing content

Playback Equipment: media player and/or set top box for playback

Cabling: cabling necessary to connect Media Server to the Playback Equipment and the Playback Equipment to the Displays

Displays: Up to 40 screens, in appropriate sizes

Speakers: Audio speakers for each Display

Fixtures: Hardware for affixing the Displays and any associated components at the appropriate locations throughout the store

Details of the system shall be as set forth in the equipment list as part of the installation completion report. Such report shall be signed and stamped by both the Advertiser and the Retailer.

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Exhibit C

The Program

The Program will consist of informative and entertaining content compiled and updated by Advertiser for the following channels.

Storewide:

The Storewide channel includes, but is not limited to, Retailer Content, Infotainment content, and advertising

TV Wall:

The TV Wall channel includes, but is not limited to, Retailer Content, Entertainment content, Edutainment content, and advertising

Checkout:

The Checkout channel includes, but is not limited to, Retailer Content, Entertainment content, and advertising

The Program will have allotted time, free of charge, for Retailer Content up to, but not to exceed, 15 minutes per hour across the entire network.

Exhibit D

Network Operation Guidelines

1.	The Advertiser System includes without limitation electronic displays, audio speakers, a media server, media player(s), and signal distribution devices as described in Exhibit B. The Advertiser System is designed for unattended operation and Retailer shall only allow personnel authorized by Advertiser to access such equipment. Such equipment shall be installed in the designated area and shall not be disturbed.

2.	The Advertiser System is designed to entertain and inform shoppers during normal Store operating hours. Normal operation of the Advertiser System consists of presentation of the current programming with video and audio on all Advertiser System displays and speakers in a manner that can be experienced by shoppers in that area of the store.

3.	The Advertiser System’s video shall be clearly visible, and audio signals shall be audible, and free of obvious defects, distortions, and obstructions.

4.	Retailer will ensure that store personnel:

a.	Inspect the displays included in the Advertiser System in each Store at least once a week on a day determined by Retailer.

b.	Telephone Retailer’s help desk, whenever they observe a problem with a display’s audio or video playback.

c.	Do not adjust the Advertiser System without Advertiser’s authorization.

d.	Prevent anyone from tampering with, damaging or adjusting any equipment, connections or power for the Advertiser System.

e.	Ensure that no displays, products or other materials are tied to, hung on, attached or affixed to, the poles, fixtures, displays or other equipment that are part of the Advertiser System unless expressly authorized by Advertiser.

f.	Ensure that no displays, products or other materials obstruct the shoppers’ view of the displays that are part of the Advertiser System unless expressly authorized by Advertiser.

g.	Other audio sources, including without limitation, storewide radio, should not be excessively loud or located such that they interfere with the audibility of the Advertiser Systems. The storewide radio shall be set to a reasonable level,

5.	In order to maximize performance of the Advertiser System for shoppers, Retailer will use its standard training and communication practices to inform store employees about guidelines set forth in this Exhibit D

6.	Advertiser, or Advertiser’s designated third party, may periodically audit performance of the Advertiser System and report situations where normal operation has not been achieved. In cases where these reports indicate a lapse in the performance of designated store tasks and procedures, these situations shall be acted upon in a manner consistent with lapses in the normal operation of other in-store selling and messaging elements. In particular, persistent performance issues in the same store location are subject to escalation to management.

Exhibit E

Affiliated Entities of Wal-Mart (China) Investment Company Ltd.

(8 existing entities list)